Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-248687 on Form S-1 of our report dated August 12, 2020 (September 22, 2020 as to the effects of the reverse stock split discussed in Note 15), relating to the financial statements of Immunome, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 24, 2020